Exhibit 99.1

Press Release www.shire.com

Shire Provides Update on Next Steps for Lifitegrast in Light of FDA Complete Response Letter

-	OPUS-3 trial completed and topline results expected before year-end

-	Resubmission to FDA anticipated for first quarter 2016, pending positive OPUS-3 trial

-	Plans continue for potential 2016 launch of lifitegrast

-	Committed to working with FDA to provide requested data in support of resubmission

Lexington, Mass. – October 19, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announced Friday last week that the U.S. Food and Drug Administration (FDA) requested an additional clinical study as part of a complete response letter (CRL) to the company’s new drug application for lifitegrast for the signs and symptoms of dry eye disease in adults. Shire has recently completed a Phase 3 study of lifitegrast, OPUS-3, that, if positive, will be the basis of Shire’s response to the CRL.

“We were disappointed, but will soon have data from the Phase 3 study, OPUS 3,” said Flemming Ornskov, M.D., CEO, Shire. “OPUS-3 has now been completed and top-line data are expected before the end of the year. If the study is positive, we plan to refile our liftegrast submission in the first quarter of 2016, and will remain on track for the planned lifitegrast launch next year. We are committed to working with FDA to expeditiously provide the evidence required to deliver a new prescription treatment option for the 29 million adults in the US living with the symptoms of this chronic and progressive disease. This is an area of unmet medical need for which there has been no new FDA-approved treatment in over a decade.”

The FDA also requested more information related to product quality, which Shire is confident it can address in the CRL response.

Symptoms of dry eye disease vary by patient, but typically may include eye dryness, overall eye discomfort, stinging, burning, a gritty feeling and episodes of blurred vision.

OPUS-3, a randomized, double-masked, 12-week Phase 3 study enrolled 711 patients to evaluate the efficacy and safety of lifitegrast. The clinical trial’s primary endpoint is patient-reported symptom improvement as measured by the Eye Dryness Score EDS scale.

The new drug application for lifitegrast included data from four randomized, controlled clinical trials with more than 1,800 patients. These include one Phase 2 study, two Phase 3 efficacy and safety studies (OPUS-1 and OPUS-2), and one long-term Phase 3 safety study (SONATA).

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Shire’s Commitment to Ophthalmics

In May 2014, Shire established its Ophthalmics Business Unit, solidifying its commitment to growing in this therapeutic area. Shire’s multi-faceted approach to discovery, development, and delivery in both rare diseases and specialty conditions includes our efforts to address unmet needs in eye care.

Shire’s growth in ophthalmics has been driven by a combination of strategic acquisitions and organic growth. Committed to growing its reputation as a leading biotech company, Shire is focused on continuing to expand its ophthalmics portfolio to include treatment options for rare diseases and those for anterior and posterior eye conditions. In just over two years, acquisitions include Foresight Biotherapeutics, SARcode Bioscience, Premacure AB, and BIKAM Pharmaceuticals, which have helped bolster Shire’s early-, mid- and late-stage ophthalmics pipeline. The Company currently has an ophthalmics pipeline of investigational candidates in dry eye disease, retinopathy of prematurity, autosomal dominant retinitis pigmentosa, glaucoma, and infectious conjunctivitis.

About Lifitegrast

Lifitegrast binds to the integrin lymphocyte function-associated antigen-1 (LFA-1), a cell surface protein found on leukocytes and blocks the interaction of LFA-1 with its cognate ligand intercellular adhesion molecule-1 (ICAM-1). ICAM-1 is over-expressed in corneal and conjunctival tissues in dry eye disease. LFA-1/ICAM-1 interaction contributes to formation of an immunological synapse resulting in T-cell activation and migration to target tissues. In vitro studies have demonstrated that lifitegrast inhibits T-cell adhesion to ICAM-1 expressing cells and inhibits secretion of key inflammatory cytokines (IFNγ, TNFα, IL-2) as well as inhibiting other pro-inflammatory cytokines: IL-1α, IL-1β, IL-2, IL-4, IL-5, and IL-13), all of which are known to be associated with dry eye disease.

About Dry Eye Disease

Dry eye is a multifactorial disease of the tears and ocular surface diagnosed by an eye care professional. It is diagnosed based on patient reported symptoms, such as eye dryness, overall eye discomfort, stinging, burning, a gritty feeling and episodes of blurred vision as well as signs, which can be objectively measured by an eye care professional to determine the presence of dry eye disease (e.g., Schirmer test, corneal fluorescein staining, conjunctival lissamine green staining, and tear break-up time). Dry eye may be exacerbated by reduced blink rate caused by computer use, and environmental factors such as low humidity, wind, and sunlight, as well as allergies. Associated with inflammation that may eventually lead to damage to the surface of the eye, dry eye is an often chronic and progressive ocular disease that is one of the most common complaints to eye care professionals.

About Shire

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

For further information please contact:

Investor Relations
Matt Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Michele Galen	mgalen@shire.com	+1 781 482-1867
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, including without limitation statements concerning our 10x20 ambitions and targets, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for Shire's products may affect future revenues, financial condition and results of operations;

•	Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•	the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial condition or results of operations;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire faces intense competition for highly qualified personnel from other companies and organizations. Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of NPS Pharmaceuticals Inc. may adversely affect Shire’s financial condition and results of operations;

•	Shire's strategy to acquire Baxalta may not be successful: Baxalta may refuse to cooperate with Shire; if the proposed combination is consummated, the businesses may not be integrated successfully, including that expected synergies and other benefits of the combination may not be realized and unforeseen costs may arise; and disruption caused by the proposed transaction may adversely affect Shire; and

other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including those risks outlined in “Item 1A: Risk Factors” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2014.